Exhibit 10.14
March 10, 2024
PERSONAL AND CONFIDENTIAL
Jennifer Wong
By email
Re: Amended and Restated Employment Offer Letter
Dear Jen:
You and Reddit, Inc. (the “Company”) are parties to an employment offer letter dated April 4, 2018 (the “Prior Offer Letter”) that sets forth the terms of your employment with the Company. This letter agreement sets forth the terms of your continued employment with the Company effective as of the date of this letter agreement, and supersedes in its entirety the Prior Offer Letter. Effective as of the date of this letter agreement, the terms of your employment with the Company are as follows:
Position. You will continue to serve as the Company’s Chief Operating Officer and you will report to the Company’s Chief Executive Officer. This is a full-time position based in the Company’s office located in New York. In your role, you are expected to devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.
a.    You hereby affirm your continuing obligations under the Proprietary Information and Inventions Agreement that you previously entered into with the Company, as well as your obligation to comply with all of the Company’s policies in effect during your term of employment, including, without limitation, the Employee Handbook, as it may be amended from time to time.
b.    By signing this letter agreement, you confirm to the Company that you have no contractual commitments, conflicts of interest or other legal obligations that would prohibit you from performing your duties for the Company. Nothing herein prevents you from investing in or participating in an advisory capacity or board roles with other entities, so long as there is no material interference with your position, such activities do not create a conflict of interest with Company business, you notify the Company in advance of such position and recuse yourself from any business discussions or decisions of the Company related to said entity.
Salary. You will continue to receive an annual base salary of $650,000, which will be paid in equal installments bi-weekly or as otherwise dictated by the Company’s normal payroll procedures, from which payments the Company shall withhold and deduct all applicable federal and state income, social security and other taxes as required by applicable laws (“Base Salary”) in accordance with the Company’s normal payroll
Confidential

procedures. Your Base Salary may be adjusted from time to time by the Company in its sole discretion.
Bonus. Your bonuses will be as stated below.
a.    Your annual target bonus for 2024 will be 75% of your annual Base Salary. Payment will be made concurrently with bonus payments made to other executives of the Company, subject to the terms and conditions of the bonus program.
b.    Bonuses in future years are discretionary and will be based on the achievement of goals as determined by the compensation committee of the Company’s board of directors (the “Board”).
Equity Compensation. You will be eligible to be granted equity awards from time to time as determined in the sole discretion of the Board or its compensation committee. To the extent that the Company defines an equity refresh or milestone grant policy for its executives, then you will be invited to participate in such program commensurate with your level and your tenure with the Company.
Severance. You will be eligible for the severance and change in control benefits set forth in the Company’s Executive Change in Control and Severance Plan, subject to the terms and conditions thereof.
Benefits. The Company will provide you with the benefits that the Company may, from time to time, in its sole discretion offer to employees. The Company currently offers a full range of benefits for you and your qualified dependents. The Company will indemnify you in the performance of your duties to the Company to the extent set forth in the Company’s bylaws.
Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.
Employment Relationship. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company (other than you).
Miscellaneous. This agreement is the parties’ entire agreement on this topic, superseding any prior or contemporaneous agreements regarding the same (including, without limitation, the Prior Offer Letter). Any amendments to this letter agreement must be in writing. Failure to enforce any of the provisions of this agreement will not constitute a waiver. This agreement is governed by the laws of New York, excluding its conflict-of-laws principles. The exclusive venue for any dispute relating to this agreement shall be in New York, New York.
(signature page follows)

To indicate your agreement to the terms set forth in this letter agreement, please sign and date this letter agreement in the space provided below and return it to me at your earliest convenience.

Very truly yours,

REDDIT, INC.

	By:	/s/ Benjamin Lee
Benjamin Lee
Chief Legal Officer and Corporate Secretary

AGREED AND ACCEPTED:
/s/ Jennifer Wong
Jennifer Wong
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